                                                                    EXHIBIT 25.1

                                    FORM T-1


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549


                       STATEMENT OF ELIGIBILITY UNDER THE
                          TRUST INDENTURE ACT OF 1939
                 OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE


              CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF
                    A TRUSTEE PURSUANT TO SECTION 305(b)(2)


                          WELLS FARGO BANK NORTHWEST,
                              NATIONAL ASSOCIATION
              (EXACT NAME OF TRUSTEE AS SPECIFIED IN ITS CHARTER)

        NOT APPLICABLE                     87-0131890
(JURISDICTION OF INCORPORATION   (I.R.S. EMPLOYER IDENTIFICATION
 IF NOT A U.S. NATIONAL BANK)                 NO.)

     299 SOUTH MAIN STREET
     SALT LAKE CITY, UTAH                     84111
(ADDRESS OF PRINCIPAL EXECUTIVE            (ZIP CODE)
           OFFICES)

                                 NOT APPLICABLE
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                               ATA HOLDINGS CORP.
              (EXACT NAME OF OBLIGOR AS SPECIFIED IN ITS CHARTER)

            INDIANA                        35-1617970
 (STATE OR OTHER JURISDICTION    (I.R.S. EMPLOYER IDENTIFICATION
      OF INCORPORATION OR                     NO.)
         ORGANIZATION)

  7337 WEST WASHINGTON STREET
     INDIANAPOLIS, INDIANA                    46231
(ADDRESS OR PRINCIPAL EXECUTIVE            (ZIP CODE)
           OFFICES)

                                  $273,297,000
                           SENIOR NOTES DUE 2009 AND
                             SENIOR NOTES DUE 2010
                             (TITLE OF SECURITIES)

Item 1. General Information. Furnish the following information as to the trustee:

          (a) Name and address of each examining of supervising authority to which it is subject.

          Comptroller of the Currency, Washington, D.C. 20230; Federal Reserve
          Bank of San Francisco, San Francisco, CA 94120; Federal Deposit Insurance
          Corporation, Washington, D.C. 20429.

          (b) Whether it is authorized to exercise corporate trust powers.

          The Trustee is authorized to exercise corporate trust powers.

Item 2. Affiliations With The Obligor. If the obligor is an affiliate of the trustee, describe each such affiliation.

          Neither the obligor nor any underwriter for the obligor is an affiliate of the Trustee.

Item 16. List of Exhibits. List below all exhibits filed as part of this statement of eligibility and qualification.

          Exhibit 1:  copy of the articles of association as now in effect

          Exhibit 2: certificate of authority to commence business including a certificate of the Comptroller of the Currency evidencing the change of the Trustee's name

          Exhibit 3: copy of the authorization of the trustee to exercise corporate trust powers

          Exhibit 4:  copy of the bylaws of the trustee

          Exhibit 5:  Not applicable

          Exhibit 6:  Not applicable

          Exhibit 7: A copy of the latest report published pursuant to law or its supervising or examining authority

          Exhibit 8:  Not applicable

          Exhibit 9:  Not applicable

                                   SIGNATURE

    Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the trustee, Wells Fargo Bank Northwest, National Association, a national banking association organized and existing under the laws of the United States, has duly caused this statement of eligibility and qualification to be signed on its behalf by the undersigned thereunder duly authorized, all in the City of Salt Lake City, and State of Utah, on the 28th day of April, 2004.

                                          WELLS FARGO BANK NORTHWEST,
                                          NATIONAL ASSOCIATION, TRUSTEE

                                          By          MICHAEL D. HOGGAN
                                             ..................................
                                                      MICHAEL D. HOGGAN
                                                       VICE PRESIDENT

                                   EXHIBIT 1

                            ARTICLES OF ASSOCIATION
                                       OF
                          WELLS FARGO BANK NORTHWEST,
                              NATIONAL ASSOCIATION
                                  (As Amended)

    FIRST. The name and title of this Association shall be Wells Fargo Bank Northwest, National Association; the Association in conjunction with its said legal name may also use Wells Fargo Bank Northwest, N.A.

    SECOND. The place where the main banking house or office of this Association shall be located shall be Ogden, County of Weber, State of Utah. Its general business and its operations of discount and deposit shall also be carried on in said city, and the branch or branches established or maintained by it in accordance with the provisions of Section 36 of Title 12, United States Code. The Board of Directors shall the power to change the location of the main office of this Association (i) to any other authorized branch location within the limits of Ogden, Utah, without the approval of the shareholders of this Association and upon notice to the Comptroller of the Currency or, (ii) to any other place within Ogden, Utah, or within thirty (30) miles of Ogden, Utah, with the approval of the shareholders and the Comptroller of the Currency. The Board of Directors shall have the power to change the location of any branch or branches of this Association to any other location, without the approval of the shareholders of this Association but subject to the approval of the Comptroller of the Currency.

    THIRD. The Board of Directors of the consolidated association shall consist of not less than five (5) nor more than twenty-five (25) of its shareholders.

    FOURTH. There shall be an annual meeting of the shareholders the purpose of which shall be the election of Directors and the transaction of whatever other business may be brought before said meeting. It shall be held at the main office of the Bank or other convenient place as the Board of Directors may designate, on the third Monday of March of each year, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors. Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the Bank entitled to vote for election of directors. Nominations, other than those made by or on behalf of the existing management of the Bank, shall be made in writing and shall be delivered or mailed to the President of the Bank and to the Comptroller of the Currency, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors, provided, however, that if less than 21 days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Bank and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Bank that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and
(e) the number of shares of capital stock of the Bank owned by the notifying shareholder. Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the meeting, and upon his instructions, the voting inspectors may disregard all votes cast for each such nominee.

    FIFTH. The authorized amount of capital stock of this Association shall be One Hundred Million Dollars ($100,000,000.00), divided into 4,000,000 shares of common stock of the par value of Twenty-five Dollars ($25.00) each; provided, however, that said capital stock may be increased or decreased from time to time, in accordance with the provision of the laws of the United States. The shareholders of this Association shall not have any pre-emptive rights to acquire unissued shares of this Association.

   SIXTH. (1) The Board of Directors shall appoint one of its members President of this Association. It may also appoint a Chairman of the Board, and one or more Vice Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents, at least one of whom shall also be a member of the Board of Directors, and who shall be authorized, in the absence of the President, to perform all acts and duties pertaining to the office of the President; to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association; to fix the salaries to be paid to such officers or employees and appoint others to take their place.

        (2) The Board of Directors shall have the power to define the duties of officers and employees of this Association and to require adequate bonds from them for the faithful performance of their duties; to make all By-Laws that may be lawful for the general regulation of the business of this Association and the management of its affairs, and generally to do and perform all acts that may be lawful for a Board of Directors to do and perform.

        (3) Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative (other than an action by or in the right of the Association) by reason of the fact that he is or was a director, officer, employee or agent of the Association or is or was serving at the request of the Association as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, estate or other enterprise or was acting in furtherance of the Association's business shall be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Association; provided, however, no indemnification shall be given to a person adjudged guilty of, or liable for, willful misconduct, gross neglect of duty, or criminal acts or where there is a final order assessing civil money penalties or requiring affirmative action by such person in the form of payments to the Association. The termination of any action, suit or proceeding by judgment, order, settlement, or its equivalent, shall not of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Association.

        (4) Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Association (such action or suit being known as a 'derivative proceeding') to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Association or is or was serving at the request of the Association as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, estate or other enterprise shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Association; provided, however, that no indemnification shall be given where there is a final order assessing civil money penalties or requiring affirmative action by such person in the form of payments to the Association; and provided further that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Association, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        (5) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in (3) or (4) of this Article or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

        (6) Any indemnification under (3) or (4) of this Article (unless ordered by a court) shall be made by the Association only as authorized in the specific case upon a reasonable determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (3) or (4) of this Article. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (c) by the stockholders.

        (7) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Association in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in (6) of this Article (i) if the Board of Directors determines, in writing, that (1) the director, officer, employee or agent has a substantial likelihood or prevailing on the merits; (2) in the event the director, officer, employee or agent does not prevail, he or she will have the financial capability or reimburse the Association; and (3) payment of expenses by the Association will not adversely affect its safety and soundness; and (ii) upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Association as authorized in this Article.

        (8) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, successors in interest, and administrators of such a person.

    SEVENTH. This Association shall have succession from the date of its organization certificate until such time as it be dissolved by the act of its shareholders in accordance with the provisions of the banking laws of the United States, or until its franchise becomes forfeited by reason of violation of law, or until terminated by either a general or a special act of Congress, or until its affairs be placed in the hands of a receiver and finally wound up by him.

    EIGHTH. The Board of Directors of this Association, or any three or more shareholders owning, in the aggregate, not less than ten per centum of the stock of this Association, may call a special meeting of shareholders at any time:
Provided, however, that unless otherwise provided by law, not less than ten days prior to the date fixed for any such meeting, a notice of the time, place and purpose of the meeting shall be given by first-class mail, postage prepaid, to all shareholders of record of this Association. These Articles of Association may be amended at any regular or special meeting of the Shareholders by the affirmative vote of the shareholders owning at least a majority of the stock of this Association, subject to the provisions of the banking laws of the United States. The notice of any shareholders' meeting, at which an amendment to the Articles of Association of this Association is to be considered shall be given as hereinabove set forth.

                                   EXHIBIT 2
                                  CERTIFICATE

TREASURY DEPARTMENT          )
       Office of             )  ss:
Comptroller of the Currency  )


I, Thomas G. DeShazo, Deputy Comptroller of the Currency, do hereby certify that:

Pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., the Comptroller of the Currency charters and exercises regulatory and supervisory authority over all national banking associations;

On December 9, 1881, The First National Bank of Ogden, Ogden, Utah was chartered as a National Banking Association under the laws of the United States and under Charter No. 2597;

The document hereto attached is a true and complete copy of the Comptroller Certificate issued to The First National Bank of Ogden, Ogden, Utah, the original of which certificate was issued by this Office on December 9, 1881;

On October 2, 1922, in connection with a consolidation of The First Bank of Ogden, Ogden, Utah, and The Utah National Bank of Ogden, Ogden, Utah, the title was charged to 'The First & Utah National Bank of Ogden'; on January 18, 1923, The First & Utah National Bank of Ogden changed its title to 'First Utah National Bank of Ogden'; on January 19, 1926, the title was changed to 'First National Bank of Ogden'; and on February 24, 1934, the title was changed to 'First Security Bank of Utah, National Association'; and

First Security Bank of Utah, National Association, Ogden, Utah, continues to hold a valid certificate to do business as a National Banking Association.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and caused the seal of Office of the Comptroller of the Currency to be affixed to these presents at the Treasury Department, in the City of Washington and District of Columbia, this fourth day of April, A.D. 1972.

                                          THOMAS G. DESHAZO
                                          Deputy Comptroller of the Currency

TREASURY DEPARTMENT
Comptroller of the Currency,
Washington, December 9th, 1881

WHEREAS, by satisfactory evidence presented to the undersigned it has been made to appear that 'The First National Bank of Ogden' in Ogden City in the County of Weber, and Territory of Utah has complied with all the provisions of the Revised Statutes of the United States, required to be complied with before an association shall be authorized to commence the business of Banking. Now, therefore, I, John Jay Knox, Comptroller of the Currency, do hereby certify that 'The First National Bank of Ogden' in Ogden City in the County of Weber, and Territory of Utah is authorized to commence the business of Banking, as provided in Section Fifty-one hundred and sixty-nine of the Revised Statutes of the United States.

IN TESTIMONY WHEREOF, witness my hand and seal of office this 9th day of December, 1881.

                                          JOHN JAY KNOX
                                          Comptroller of the Currency

                                   EXHIBIT 3

                             FEDERAL RESERVE BOARD
                                WASHINGTON, D.C.

I, S.R. Carpenter, Assistant Secretary of the Federal Reserve Board, do hereby certify that it appears from the records of the Federal Reserve Board that:

    (1) Pursuant to authority vested in the Federal Reserve Board by an Act of Congress approved December 23, 1913, known as the Federal Reserve Act, as amended, the Federal Reserve Board has heretofore granted to the First National Bank of Ogden, Ogden, Utah, the right to act when not in contravention of State or local law, as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, committee of estates of lunatics, or in any other fiduciary capacity in which State banks, trust companies or other corporations which come into competition with national banks are permitted to act under the laws of the State of Utah;

    (2) On February 24, 1934, the First National Bank of Ogden, Ogden, Utah, changed its title to First Security Bank of Utah, National Association, under the provisions of an Act of Congress approved May 1, 1886, whereby all of the rights, liabilities and powers of such national bank under its old name devolved upon and inured to the bank under its new name; and

    (3) Pursuant to the permission heretofore granted by the Federal Reserve Board to the First National Bank of Ogden, Ogden, Utah, as aforesaid, and by virtue of the change in the title of such bank, the First Security Bank of Utah, National Association has authority to act, when not in contravention of State or local law, as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates of lunatics, or in any other fiduciary capacity in which State banks, trust companies or other corporations which come into competition with national banks are permitted to act under the laws of the State of Utah, subject to regulations prescribed by the Federal Reserve Board.

    IN WITNESS WHEREOF, I have hereunto subscribed my name and caused the seal of the Federal Reserve Board to be affixed at the City of Washington, in the District of Columbia, on the 1st day of March, 1934.

                                          S.R. CARPENTER
                                          Assistant Secretary, Federal Reserve
                                          Board.

                             FEDERAL RESERVE BOARD
                                   WASHINGTON

                       ADDRESS OFFICIAL CORRESPONDENCE TO
                            THE FEDERAL RESERVE BOARD

                                                                  March 1, 1934.

First Security Bank of Utah, National Association,
Ogden, Utah.

Dear Sirs:

    Reference is made to the change in the name of the First National Bank of Ogden, Ogden, Utah, pursuant to the provisions of the Act of May 1, 1886, to First Security Bank of Utah, National Association, and there is inclosed a certificate issued by the Federal Reserve Board showing the trust powers heretofore granted to the bank under its former name and that it is authorized to exercise such powers under its new name.

                                          Very truly yours,

                                          S.R. CARPENTER
                                          S.R. Carpenter,
                                          Assistant Secretary.

Enclosure

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                     [LOGO OF COMPTROLLER OF THE CURRENCY]

--------------------------------------------------------------------------------
      Comptroller of the Currency
      Administrator of National Banks
--------------------------------------------------------------------------------

LICENSING UNIT (APPLICATIONS)
50 Fremont Street, Suite 3900
San Francisco, CA 94105
(415) 545-5900, FAX (415) 545-5925

June 20, 1996

Board of Directors
FIRST SECURITY BANK OF UTAH, N.A.
c/o First Security Corporation
Attn: Brad D. Hardy, EVP
Post Office Box 30006
Salt Lake City, Utah 84130

RE: MERGER -- FIRST SECURITY BANK OF IDAHO, N.A., BOISE, IDAHO INTO FIRST SECURITY BANK OF UTAH, N.A., OGDEN, UTAH, UNDER THE TITLE OF FIRST SECURITY BANK, N.A., ODGEN, UTAH. CONTROL NO: 96-WE-02-010

Dear Members of the Board:

This letter is the OFFICIAL CERTIFICATION of the Comptroller of the Currency to merge First Security Bank of Idaho, National Association, Boise, Idaho into First Security Bank of Utah, National Association, Ogden, Utah, EFFECTIVE AS OF JUNE 21, 1996. THE RESULTING BANK TITLE IS FIRST SECURITY BANK, NATIONAL ASSOCIATION AND CHARTER NUMBER IS 2597.

This is also the official authorization given to First Security Bank, National Association to operate the branches of the target institution and to operate the main office of the target institution as a branch. Branches of a national bank target are not listed since they are automatically carried over to the resulting bank and retain their current OCC branch numbers.

Please be advised that the Charter Certificate for the merged bank, First Security Bank of Idaho, National Association, MUST BE RETURNED TO THE WESTERN DISTRICT OFFICE for cancellation.

Very truly yours,

ROBERT G. TORNBORG
Robert G. Tornborg
Acting Director of Bank Supervision -- Compliance and Analysis

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                     [LOGO OF COMPTROLLER OF THE CURRENCY]

--------------------------------------------------------------------------------
      Comptroller of the Currency
      Administrator of National Banks
--------------------------------------------------------------------------------

Large Bank Licensing, LIC #3-8
Washington, DC 20219

May 1, 2001

Mr. Brad D. Hardy
Executive Vice President
First Security Corporation
Post Office Box 30006
Salt Lake City, Utah 84130

Dear Mr. Hardy:

This is to confirm that the Officer of the Comptroller of the Currency (OCC) received your April 20, 2001 letter concerning the title change by First Security Bank, National Association, accompanied by the appropriate amendment to the Bank's articles of association. The OCC has recorded that as of April 21, 2001, the title of First Security Bank, National Association, Ogden, Utah, Charter NR 2597, changed to Wells Fargo Bank Northwest, National Association.

As a result of the Garn-St. Germain Depository Institutions Act of 1982, the OCC is no longer responsible for the approval of nations bank name changes nor does it maintain official records on the use of alternate titles. The retention of the rights to any previously used title is the responsibility of the Bank's board of directors. Legal counsel should be consulted to determine whether or not the new title, or previously used title, could be challenged by competing institutions under the provisions of federal or state law.

Sincerely,

RICHARD T. ERB
Richard T. Erb
Licensing Manager

2001-ML-04-0001

                                   EXHIBIT 4

                                   BY-LAWS OF
                          WELLS FARGO BANK NORTHWEST,
                              NATIONAL ASSOCIATION

        Organized under the National Banking laws of the United States.

                                   ARTICLE I
                            MEETINGS OF SHAREHOLDERS

    Section 1.1 Annual Meeting. The regular annual meeting of the shareholders for the election of directors and the transaction of whatever other business may properly come before the meeting shall be held at the main office of the Association in Ogden, or such other place as the Board of Directors may designate, at 10:30 a.m., on the fourth Monday of April in each year. If for any cause the annual meeting of shareholders for the election of directors is not held on the date fixed in this by-law, such meeting may be held on some other day, notice thereof having been given in accordance with the requirements of 12 U.S.C. 'SS'75, and the meeting conducted according to the provisions of these by-laws.

    Section 1.2 Special Meetings. Except as otherwise specifically provided by statute, special meetings of shareholders may be called for any purpose at any time by the Board of Directors, by the President, or by any one or more shareholders owning in the aggregate not less than twenty-five percent of the then outstanding shares, as provided in Article Ninth of the Articles of Association.

    Section 1.3 Notice of Meetings. A notice of each annual or special shareholders' meeting, setting forth the time, place, and purpose of the meeting, shall be given, by first-class mail, postage prepaid, to each shareholder of record at least ten days prior to the date on which such meeting is to be held; but any failure to mail such notice of any annual meeting, or any irregularity therein, shall not affect the validity of such annual meeting or of any of the proceedings thereat. Notwithstanding anything in these by-laws to the contrary, a valid shareholders' meeting may be held without notice whenever notice thereof shall be waived in writing by all shareholders, or whenever all shareholders shall be present or represented at the meeting.

    Section 1.4 Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business, and may transact any business except such as may, under the provisions of law, the Articles of Association, or these by-laws, require the vote of holders of a greater number of shares. If, however, such majority shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of voting stock shall be present. At any such adjourned meeting at which the requisite amount of voting stock shall be represented, any business may be transacted which might have been transacted at the meeting as originally called.

    Section 1.5 Proxies and Voting Rights. At each meeting of the shareholders each shareholder having the right to vote shall be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such shareholder, which proxy shall be valid for that meeting or any adjournments thereof, shall be dated, and shall be filed with the records of the meeting. No officer or employee of this Association may act as proxy. Each shareholder shall have one vote for each share of stock having voting power which is registered in his name on the books of the Association. Voting for the election of directors and voting upon any other matter which may be brought before any shareholders' meeting may, but need not, be by ballot, unless voting by ballot be requested by a shareholder present at the meeting.

    Section 1.6 Proceedings and Record. The Chairman of the Board shall preside at all meetings of the shareholders or, in case of his absence or inability to act, the President or, in case of the absence or inability to act of both of them, any Vice President may preside at any such meeting. The presiding officer shall appoint a person to act as secretary of each shareholders' meeting; provided, however, that the shareholders may appoint some other person to preside at their meetings or to act as secretary thereof. A record of all business transacted shall be made of each shareholders' meeting showing, among other things, the names of the shareholders present and the number of shares of stock held by each, the names of the shareholders represented by proxy and the number of shares held by each, the names of the proxies, the number of shares voted on each motion or resolution and the number of shares voted for each candidate for director. This record shall be entered in the minute book of the Association and shall be subscribed by the secretary of the meeting.

                                   ARTICLE II
                                   DIRECTORS

    Section 2.1 Board of Directors. The Board of Directors (hereinafter referred to as the 'Board') shall have power to manage and administer the business and affairs of the Association. Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by the Board.

    Section 2.2 Number and Qualifications. The Board shall consist of not less than five nor more than twenty-five persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of the shareholders at any meeting thereof; provided, however, that a majority of the full Board may not increase the number of directors to a number which (i) exceeds by more than two the number of directors last elected by shareholders where such number was fifteen or less; and (ii) exceeds by more than four the number of directors last elected by shareholders where such number was sixteen or more, but in no event shall the number of directors exceed twenty-five.

    Each director shall, during the full term of his directorship, be a citizen of the United States, and at least two-thirds of the directors shall have resided in the state in which the main office of the Association is located, or within one hundred miles of the location of the office of the Association, for at least one year immediately preceding their election, and shall be residents of the state in which the main office of the Association is located or within a one-hundred-mile territory of the location of the Association during their continuance in office. Each director, during the full term of his directorship, shall own a minimum of $1,000 par value of stock of this Association or an equivalent interest, as determined by the Comptroller of the Currency, in any company which has control over this Association within the meaning of Section 2 of the Bank Holding Company Act of 1956, as amended.

    Section 2.3 Organization Meeting. A meeting of the newly elected Board shall be held at the main office of this Association, without notice, immediately following the adjournment of the annual meeting of the shareholders, or at such other time and at such other place to which said meeting may be adjourned. No business shall be transacted at any such meeting until a majority of the directors elected shall have taken an oath of office as prescribed by law, and no director elected shall participate in the business transacted at any such meeting of the Board until he shall have taken said oath. If at any such meeting there is not a quorum of the directors present who shall have taken the oath of office, the members present may adjourn the meeting from time to time until a quorum is secured. At such meeting of the newly elected Board, if a quorum is present, the directors may elect officers for the ensuing year and transact any and all business which may be brought before them.

    Section 2.4 Regular Meetings. The regular meetings of the Board may be held at such time and place as shall from time to time be determined by the Board. When any regular meeting of the Board falls upon a holiday, the meeting shall be held on the next banking business day.

    Section 2.5 Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, the President, the Cashier or the Secretary, and shall be called at the request of one-third or more of the directors.

    Section 2.6 Notice of Meetings. Each member of the Board shall be given not less than one day's notice by telephone, telegram, letter, or in person, stating the time and place of any regular or special meeting; such notice may, but need not, state the purpose of said meeting. Notwithstanding anything in these by-laws to the contrary, a valid directors' meeting may be held without notice whenever notice thereof shall be waived in writing by all of the directors, or whenever all of the directors are present at the meeting.

    Section 2.7 Quorum and Voting. A majority of the directors shall constitute a quorum at all directors' meetings. Except where the vote of a greater number of directors is required by the Articles of Association, these by-laws or under provisions of law, the vote of a majority of the directors at a meeting at which a quorum is present shall be sufficient to transact business.

    Section 2.8 Proceedings and Record. The Chairman of the Board, if such officer shall have been designated by the Board, shall preside at all meetings thereof, and in his absence or inability to act (or if there shall be no Chairman of the Board) the President, and in his absence or inability to act any other director appointed chairman of the meeting pro tempore, shall preside at meetings of the directors. The Cashier, or Secretary, or any other person appointed by the Board, shall act as secretary of the Board and shall keep accurate minutes of all meetings.

    Section 2.9 Electronic Communications. A conference among directors by any means of communication through which the directors may simultaneously hear each other during the conference constitutes a Board meeting, if the same notice is given of the conference as would be required for a meeting, and if the number of directors participating in the conference would be sufficient to constitute a quorum at a meeting. A director may participate in a regular or special Board meeting by any means of communication through which the director, other directors so participating and all directors physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by any means referred to in this Section 2.9 constitutes presence in person at the meeting.

    Section 2.10 Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of the Association may be taken without a meeting by written action signed by all of the directors.

    Section 2.11 Vacancies. Any vacancy in the Board may be filled by appointment at any regular or special meeting of the Board by the remaining directors in accordance with the laws of the United States, and any director so appointed shall hold his place until the next election.

                                  ARTICLE III
                            COMMITTEES OF THE BOARD

    Section 3.1 Executive Committee. The Board may appoint annually or more often an Executive Committee consisting of three or more directors. In the event an Executive Committee is appointed, the Executive Committee shall have the power to approve, review, and delegate authority to make loans and otherwise extend credit and to purchase and sell bills, notes, bonds, debentures and other legal investments and to establish and review general loan and investment policies. In addition, when the Board is not in session, the Executive Committee shall have the power to exercise all powers of the Board, except those that cannot legally be delegated by the Board. The Executive Committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of the Board at which a quorum is present.

    Section 3.2 Trust Committees. The Board shall appoint a Trust Audit Committee which shall make or cause to be made by auditors responsible only to the Board suitable audits of the Trust Department consistent with law and regulation and at such time shall ascertain and report to the Board whether said Department has been administered in accordance with applicable laws and regulations and sound fiduciary principles. Every report to the Board under this section, together with the action taken thereon, shall be noted in the minutes of the Board. The Board shall from time to time appoint such other committees of such membership and with such powers and duties as it is required to appoint under the provisions of Regulation 9 issued by the Comptroller of the Currency relating to the trust powers of national banks, or any amendments thereto, and may appoint such other committees of such membership and with such powers and duties as the Board may provide and as are permitted by said Regulation 9, or any amendments thereto.

    Section 3.3 Other Committees. The Board, by a majority vote of the whole Board, may create from its own members or (to the extent permitted by applicable statutes, laws and regulations) from its own members and/or officers or employees of the Association such other committees as it may from time to time deem necessary, and may designate the name and term of existence and prescribe the duties thereof.

    Section 3.4 Proceedings and Record. Each committee appointed by the Board may hold regular meetings at such time or times as may be fixed by the Board or by the committee itself. Special meetings of any committee may be called by the chairman or vice chairman or any two members thereof. The Board may, at the time of the appointment of any committee, designate alternate or advisory members, designate its chairman, vice chairman, and secretary, or any one or more thereof, and the committee itself may appoint such of said officers as have not been so designated by the Board if they deem such appointment necessary or advisable. The secretary may but need not be a member of the committee. The Board may at any time prescribe or change the number of members whose presence is required to constitute a quorum at any or all meetings of a committee. The quorum so prescribed need not be a majority of the members of the committee. If no quorum is prescribed by the Board, the presence of a majority of the members of the committee shall be required to constitute a quorum. Each committee shall keep such records of its meetings and proceedings as may be required by law or applicable regulations and may keep such additional records of its meetings and proceedings as it deems necessary or advisable, and each committee may make such rules of procedure for the conduct of its own meetings and the method of discharge of its duties as it deems advisable. Each committee appointed by the Board may appoint subcommittees composed of its own members or other persons and may rely on information furnished to it by such subcommittees or by statistical or other fact-finding departments or employees of this Association, provided that final action shall be taken in each case by the committee.

                                   ARTICLE IV
                             OFFICERS AND EMPLOYEES

    Section 4.1 Appointment of Officers. The Board shall appoint a President, one or more Vice Presidents and a Cashier or Secretary and may appoint a Chairman of the Board and such other officers as from time to time may appear to the Board to be required or desirable to transact the business of the Association. Only directors shall be eligible for appointment as President or Chairman of the Board. If a director other than the President is appointed Chairman of the Board, the Board shall designate either of these two officers as the chief executive officer of this Association. The chief executive officer, any Executive Vice President, and any other officer authorized by resolution of the Board, acting singly, may appoint other officers below the rank of Executive Vice President, and any Senior Vice President appointed by the Board, acting singly, may appoint other officers below the rank of Senior Vice President, by filing a written notice of such officer appointments with the Cashier, Secretary or an Assistant Secretary appointed by the Board.

    Section 4.2 Tenure of Office. Officers shall hold their respective offices for the current year for which they are appointed unless they resign, become disqualified or are removed. Any officer appointed by the Board may be removed at any time by the affirmative vote of a majority of the full Board or in accordance with authority granted by the Board. Any officer appointed by the chief executive officer may be removed at any time by the filing of a written notice of such officer removal by the chief executive officer with the Cashier or Secretary. During the year between its organization meetings, the Board may appoint additional officers and shall promptly fill any vacancy occurring in any office required to be filled.

    Section 4.3 Chief Executive Officer. The chief executive officer shall supervise the carrying out of policies adopted or approved by the Board, shall have general executive powers as well as the specific powers conferred by these by-laws, and shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board.

    Section 4.4 Cashier or Secretary. The Cashier or Secretary shall attend to the giving of all notices required by these by-laws to be given; shall be custodian of the corporate seal, records, documents and papers of the Association; shall provide for the keeping of proper records of all transactions of the Association; shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the Office of Cashier, or imposed by these by-laws; and shall also perform such other duties as may be assigned from time to time by the Board.

    Section 4.5 General Authority and Duties. Officers shall have the general powers and duties customarily vested in the office of such officers of a corporation and shall also exercise such powers and perform such duties as may be prescribed by the Articles of Association, by these by-laws, or by the laws or regulations governing the conduct of the business of national banking associations, and shall exercise such other powers and perform such other duties not inconsistent with the Articles of Association, these by-laws or laws or regulations as may be conferred upon or assigned to them by the Board or the chief executive officer.

    Section 4.6 Employees and Agents. Subject to the authority of the Board, the chief executive officer, or any other officer of the Association authorized by him, may appoint or dismiss all or any employees and agents and prescribe their duties and the conditions of their employment, and from time to time fix their compensation.

    Section 4.7 Bonds of Officers and Employees. The officers and employees of this Association shall give bond with security to be approved by the Board in such penal sum as the Board shall require, conditioned for the faithful and honest discharge of their respective duties and for the faithful application and accounting of all monies, funds and other property which may come into their possession or may be entrusted to their care or placed in their hands. In the discretion of the Board in lieu of having individual bonds for each officer and employee, there may be substituted for the bonds provided for herein a blanket bond covering all officers and employees providing coverage in such amounts and containing such conditions and stipulations as shall be approved by the chief executive officer of this Association but subject to the supervision and control of the Board.

                                   ARTICLE V
                          STOCK AND STOCK CERTIFICATES

    Section 5.1 Transfers. Shares of stock shall be transferable only on the books of the Association upon surrender of the certificate for cancellation, and a transfer book shall be kept in which all transfers of stock shall be recorded.

    Section 5.2 Stock Certificates. Certificates of stock shall be signed by the chief executive officer, the President or a Vice President and the Cashier, Secretary, or any other officer appointed by the Board for that purpose, and shall be sealed with the corporate seal. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Association properly endorsed, and shall meet the requirements of 12 U.S.C. 'SS'52, as amended.

    Section 5.3 Dividends. Transfers of stock shall not be suspended preparatory to the declaration of dividends and, unless an agreement to the contrary shall be expressed in the assignments, dividends shall be paid to the shareholders in whose name the stock shall stand at the time of the declaration of the dividends or on such record date as may be fixed by the Board.

    Section 5.4 Lost Certificates. In the event of loss or destruction of a certificate of stock, a new certificate may be issued in its place upon proof of such loss or destruction and upon receipt of an acceptable bond or agreement of indemnity as may be required by the Board.

                                   ARTICLE VI
                                 CORPORATE SEAL

    Section 6.1 Form. The corporate seal of the Association shall have inscribed thereon the name of the Association.

    Section 6.2 Authority to Impress. The chief executive officer, the President, the Cashier, the Secretary, or the Assistant Cashier, or other officer designated by the Board, shall have authority to impress or affix the corporate seal to any document requiring such seal, and to attest the same.

                                  ARTICLE VII
                            MISCELLANEOUS PROVISIONS

    Section 7.1 Banking Hours. The days and hours during which this Association shall be open for business shall be fixed from time to time by the Board, the chief executive officer, or the President, consistent with national and state laws governing banking and business transactions.

    Section 7.2 Execution of Written Instruments. All instruments, documents, or agreements relating to or affecting the property or business and affairs of this Association, or of this Association when acting in any representative or fiduciary capacity, shall be executed, acknowledged, verified, delivered or accepted in behalf of this Association by the chief executive officer, the President, any Executive Vice President, any person specifically designated by the Board as an 'Executive Officer' of this Association, or by such other officer, officers, employees, or designated signers, as the Board may from time to time direct.

    Section 7.3 Records. The Articles of Association, these by-laws, and any amendments thereto, and the proceedings of all regular and special meetings of the directors and of the shareholders shall be recorded in appropriate minute books provided for the purpose. The minutes of each meeting shall be signed by the person appointed to act as secretary of the meeting.

    Section 7.4 Fiscal Year. The fiscal year of the Association shall be the calendar year.

    Section 7.5 Corporate Governance Procedures. In accordance with 12 C.F.R.
Section 7.2000, to the extent not inconsistent with applicable federal banking statutes or regulations or bank safety and soundness, this Association designates and elects to follow the corporate governance procedures of the Delaware General Corporation Law, as amended from time to time.

    Section 7.6 Indemnification. The Association may make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 USC 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 USC 1828(k) and its implementing regulations.

    The Association may indemnify an institution-affiliated party for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the provisions set forth in the Association's Articles of Association, which provisions are in accordance with the Delaware General Corporation Law, provided such payments are consistent with safe and sound banking practices.

                                  ARTICLE VIII
                                    BY-LAWS

    Section 8.1 Inspection. A copy of these by-laws, with all amendments thereto, shall at all times be kept in a convenient place at the main office of the Association, and shall be open for inspection to all shareholders during banking hours.

    Section 8.2 Amendments. These by-laws may be changed or amended at any regular or special meeting of the Board by a vote of a majority of the full Board or at any regular or special meeting of shareholders by the vote of the holders of a majority of the stock issued and outstanding and entitled to vote thereat.

Wells Fargo Bank Northwest, N.A.                                 FFIEC 031
---------------------------------                                RC-1
Legal Title of Bank
                                                                 ----------
Salt Lake City                                                       12
----------------------------------                               ----------
City

UT                          84130
----------------------------------
State                      Zip Code


Transmitted to InterCept on 01/29/2004. Confirmation Number -- 0016112

FDIC Certificate Number -- 13718

CONSOLIDATED REPORT OF CONDITION FOR INSURED COMMERCIAL
AND STATE-CHARTERED SAVINGS BANKS FOR DECEMBER 31, 2003

All schedules are to be reported in thousands of dollars. Unless otherwise indicated report the amount outstanding as of the last business day of the quarter.

SCHEDULE RC -- BALANCE SHEET

                                                        DOLLAR AMOUNTS IN THOUSANDS   RCFD  BIL | MIL | THOU
                                      ASSETS

 1.  Cash and balances due from depository institutions (from
     Schedule RC-A):
     a. Noninterest-bearing balances and currency and coin (1)                        0081        619,711      1.a
     b. Interest-bearing balances (2)                                                 0071        124,527      1.b
 2.  Securities:
     a. Held-to-maturity securities (from Schedule RC-B,
        column A)                                                                     1754              0      2.a
     b. Available-for-sale securities (from Schedule RC-B,
        column D)                                                                     1773      2,542,964      2.b
  3.  Federal funds sold and securities purchased under agreement                      RCON
     to resell:
     a. Federal funds sold in domestic offices                                        B967      6,654,814      3.a
                                                                                      RCFD
     b. Securites purchased under agreement to resell (3)                             B969              0      3.b
 4.  Loans and lease financing receivables (from Schedule RC-C):
     a. Loans and leases held for sale                                                5369      5,000,000      4.a
     b. Loans and leases, net for unearned income                  B528   8,296,580                            4.b
     c. LESS: Allowance for loan and lease losses                  3123     303,653                            4.c
     d. Loans and leases, net of unearned income and allowance                        B529      7,992,927      4.d
        (item 4.b minus 4.c)
 5.  Trading assets (from Schedule RC-D)                                              3545          2,466      5
 6.  Premises and fixed assets (including capitalized leases)                         2145        136,637      6
 7.  Other real estate owned (from Schedule RC-M)                                     2150         15,741      7
 8.  Investments in unconsolidated subsidiaries and associated                        2130         13,192      8
     companies (from Schedule RC-M)
 9.  Customers' liability to this bank on acceptances outstanding                     2155            336      9
10.  Intangible assets:
     a. Goodwill                                                                      3163          8,040      10.a
     b. Other intangible assets (from Schedule RC-M)                                  0425              0      10.b
11.  Other assets (from Schedule RC-F)                                                2160        529,310      11
12.  Total assets (sum of items 1 through 11)                                         2170     23,640,665      12

---------

(1) Includes cash items in process of collection and unposted debits.

(2) Includes time certificates of deposit not held for trading.

(3) Includes all securities resale agreements in domestic and foreign offices, regardless of maturity.

Wells Fargo Bank Northwest, N.A.                                 FFIEC 031
---------------------------------                                RC-2
Legal Title of Bank

Transmitted to InterCept on 01/29/2004. Confirmation Number -- 0016112

FDIC Certificate Number -- 13718

                                                                 ----------
                                                                     13
                                                                 ----------

SCHEDULE RC -- CONTINUED

                                                      DOLLAR AMOUNTS IN THOUSANDS         BIL | MIL | THOU
                                   LIABILITIES
13.  Deposits.
     a. In domestic offices (sum of totals of column A and C                        RCON     15,796,848      13.a
     from Schedule RC-E, part 1)                                                    2200
     (1) Noninterest-bearing (1)                                 6631   3,180,250                            13.a.1
     (2) Interest bearing                                        6636  12,616,598                            13.a.2
     b. In foreign offices, Edge and Agreement subsidiaries,                        RCFN
        and IBFs
        (from schedule RC-E, part II)                                               2200      5,455,456      13.b
     (1) Noninterest-bearing                                     6631           0                            13.b.1
     (2) Interest-bearing                                        6636   5,455,456                            13.b.2
14.  Federal funds purchased and securities sold under                              RCON
     agreements to repurchase:
     a. Federal funds purchased in domestic offices (2)                             B993              0      14.a
                                                                                    RCFD
     b. Securities sold under agreements to repurchase (3)                          B995        377,583      14.b
15.  Treading liabilities (from Schedule RC-D)                                      3548            133      15
16.  Other borrowed money (includes mortgage indebtedness and                       3190          1,209      16
     obligations under capitalized leases) (from Schedule RC-M)
17.  Not applicable
18.  Bank's liability on acceptances executed and outstanding                       2920            336      18
19.  Subordinated notes and debentures (4)                                          3200         34,198      19
20.  Other liabilities (from Schedule RC-G)                                         2930        337,657      20
21.  Total liabilities (sum of item 13 through 20)                                  2948     22,003,420      21
22.  Minority interest in consolidated subsidiaries                                 3000              0      22

                                 EQUITY CAPITAL

23.  Perpetual preferred stock and related surplus                                  3838              0      23
24.  Common stock                                                                   3230         64,307      24
25.  Surplus (exclude all surplus related to preferred stock)                       3839        386,282      25
26.  a. Retained earnings                                                           3632      1,085,532      26.a
     b. Accumulated other comprehensive income (5)                                  B530        101,124      26.b
27.  Other equity capital components (6)                                            A130              0      27
28.  Total equity capital (sum of item 23 through 27)                               3210      1,637,245      28
29.  Total liabilities, minority interest, and equity capital                       3300     23,640,665      29
     (sum of item 21, 22, and 28)
Memorandum
TO BE REPORTED ONLY WITH THE MARCH REPORT OF CONDITION.
 1.  Indicate in the box at the right the number of the                             RCFD         Number      M.1
     statement below that best describes the most comprehensive                     6724            N/A
     level of auditing work performed for the bank by
     independent external auditors as of any date during 2002

---------

1 = Independent audit of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the bank

2 = Independent audit of the bank's parent holding company conducted in accordance with generally accepted auditing standards by a certified public accounting firm which submits a report on the consolidated holding company (but not on the bank separately)

3 = Attestation on bank management's assertion on the effectiveness of the bank's internal control over financial reporting by a certified public accounting firm

4 = Directors' examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm (may be required by state chartering authority)

5 = Directors' examination of the bank performed by other external auditors (may be required by state chartering authority)

6 = Review of the bank's financial statements by external auditors

7 = Compilation of the bank's financial statements by external auditors

8 = Other audit procedures (excluding tax preparation work)

9 = No external audit work
---------

(1) Includes total demand deposits and noninterest-bearing time and savings deposit.

(2) Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, 'other borrowed money.'

(3) Includes all securities repurchase agreements in domestic and foreign offices, regardless of maturity.

(4) Includes limited-life preferred stock and related surplus.

(5) Includes net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, cumulative foreign currency translation adjustments, and minimum pension liability adjustments.

(6) Includes treasury stock and unearned Employee Stock Ownership Plan shares.